Exhibit 99.1

FOR RELEASE: IMMEDIATE

CPS Technologies Corporation Announces Third Quarter 2024 Financial Results

Set for Improved Financial Performance in Fourth Quarter and Beyond

Norton, Massachusetts – October 30, 2024 – CPS Technologies Corporation (NASDAQ:CPSH) (“CPS” or the “Company”) today announced financial results for the fiscal third quarter ended September 28, 2024.

Third Quarter Summary

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Revenue of $4.2 million for the third quarter of 2024 versus $6.3 million in the prior-year period, reflecting lower overall shipments due to the previously-announced end of the Company’s HybridTech Armor® contract with Kinetic Protection for the U.S. Navy

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Gross margin of (12) percent versus 20 percent in the third quarter of 2023, largely reflecting lower manufacturing efficiencies as well as start-up costs tied to hiring and training of a third shift, the benefit of which will be seen in the fourth quarter and beyond.

●	Operating loss of $1.5 million for the quarter ended September 28, 2024 compared to an operating profit of $0.1 million in the prior-year period

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Recently won a Phase II contract from the U.S. Department of Energy, worth $1.1 million over 24 months, to continue development of “Modular Radiation Shielding for Transportation and Use of Microreactors”

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Secured a new $200K development contract from the U.S. Naval Air Systems Command, or NAVAIR, under which CPS will continue development of metal matrix composite solutions for applications requiring high strength at reduced weight.

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The Company today announced that it has received an award, valued at approximately $12 million, from a longstanding global semiconductor customer to provide power module components and related solutions. See separate press release for further details.

“While this quarter was negatively impacted by the costs related to staffing and training a third operating shift, we are optimistic about significantly improved performance in the fourth quarter and beyond,” said Brian Mackey, President and CEO. “We recently won another Phase II award from the U.S. government – with the Department of Energy – and just today announced a $12.0 million power module component contract, with a well-known global semiconductor manufacturer. Our third shift began production in the third quarter, though the impact on revenue will not be felt until the fourth quarter. We anticipate higher deliveries going forward. Overall, our book to bill ratio – currently 1.22 – provides confidence that we are weathering the storm of headwinds caused by the end of our HybridTech Armor® contract, supply chain inefficiencies, and a challenging staffing environment. We are now confident that the Company’s long-term strategy of expanding its product portfolio, working with the government to fund innovative R&D initiatives, and growing our core product lines are starting to bear fruit. We appreciate our investors’ continued patience and interest, and we look forward to the quarters to come.”

Results of Operations

CPS reported revenue of $4.2 million in the third quarter of fiscal 2024 versus $6.3 million in the prior-year period, primarily reflecting the previously-announced completion of the Company’s HybridTech Armor® contract with Kinetic Protection, the prime contractor for the U.S. Navy; another major customer has also purchased less, year-over-year, as it works through excess inventory.

Gross loss was $0.5 million, or (12) percent of revenue, versus a gross profit of $1.2 million, or 20 percent of revenue, in the fiscal 2023 third quarter, with the negative variance year-over-year due to lower overall revenue and reduced manufacturing efficiencies, along with costs associated with staffing and training a third shift that began operating the last week of August. During the quarter, this new staff worked alongside other workers for training, impacting overall cost of goods sold without a corresponding top line revenue component in the quarter.

The Company reported an operating loss of $1.5 million in the fiscal 2024 third quarter compared with an operating profit of $0.1 million in the prior-year period. Reported net loss was $1.0 million, or $(0.07) per diluted share, versus net income of $0.2 million, or $0.01 per diluted share, in the quarter ended September 30, 2023.

Conference Call

The Company will be hosting its third quarter 2024 earnings call at 9:00 am tomorrow, October 31, 2024. Those interested in participating in the conference call should dial the following:

Call in Number: 1-844-943-2942

Participant Passcode: 475242

The Company encourages those who wish to participate to call in 10 minutes before the scheduled start time to ensure the operator can connect all participants.

About CPS

CPS is a technology and manufacturing leader in producing high-performance materials solutions for its customers. The company’s products and intellectual property address critical needs in a variety of applications, including electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, Navy ships, the smart electric grid, 5G infrastructure and others. CPS hermetic packages can be found in many Aerospace and Satellite applications.  CPS’ armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions for the transition to clean energy.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2024 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS Technologies Corporation
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

Investor Relations:

Chris Witty

646-438-9385

cwitty@darrowir.com

CPS TECHNOLOGIES CORPORATION
Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
Revenues:
Product sales	$4,247,116	$6,285,041	$15,190,063	$20,803,447

Total revenues	4,247,116	6,285,041	15,190,063	20,803,447

Cost of product sales	4,770,548	5,049,177	15,037,177	15,126,621

Gross profit (loss)	(523,432)	1,235,864	152,886	5,676,826

Selling, general, and administrative expense	963,064	1,105,227	3,214,831	4,121,099

Income (loss) from operations	(1,486,496)	130,637	(3,061,945)	1,555,727

Interest income (expense), net	71,650	78,181	241,686	176,325
Other income (expense), net	(676)	(1,228)	159	(4,130)

Net income (loss) before income tax	(1,415,522)	207,590	(2,820,100)	1,727,922
Income tax provision (benefit)	(372,683)	36,509	(679,803)	497,137

Net income (loss)	$(1,042,839)	$171,081	$(2,140,297)	$1,230,785
Other comprehensive income
Net unrealized gains on available for sale securities	8,745	--	17,446	--
Total other comprehensive income	8,745	--	17,446	--
Total comprehensive income (loss)	$(1,034,094)	$171,081	$(2,122,851)	$1,230,785

Net income (loss) per basic common share	$(0.07)	$0.01	$(0.15)	$0.08

Weighted average number of basic common shares outstanding	14,525,664	14,517,364	14,520,827	14,487,873

Net income (loss) per diluted common share	$(0.07)	$0.01	$(0.15)	$0.08

Weighted average number of diluted common shares outstanding	14,525,664	14,636,241	14,520,827	14,632,591

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	September 28,	December 30,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$4,689,004	$8,813,626
Marketable securities, at fair value	1,020,952	–
Accounts receivable-trade, net	3,654,549	4,389,155
Accounts receivable-other	362,312	83,191
Inventories, net	4,433,412	4,581,930
Prepaid expenses and other current assets	506,126	276,349

Total current assets	14,666,355	18,144,251

Property and equipment:
Production equipment	9,953,702	11,271,982
Furniture and office equipment	891,921	952,883
Leasehold improvements	988,804	985,649

Total cost	11,834,427	13,210,514

Accumulated depreciation and amortization	(10,200,302)	(11,936,004)
Construction in progress	448,184	281,629

Net property and equipment	2,082,309	1,556,139

Right-of-use lease asset	224,000	332,000
Deferred taxes, net	2,249,985	1,569,726

Total assets	$19,222,649	$21,602,116

	September 28,	December 30,
	2024	2023
LIABILITIES AND STOCKHOLDERS` EQUITY

Current liabilities:
Note payable, current portion	$20,103	$46,797
Accounts payable	2,497,055	2,535,086
Accrued expenses	840,757	1,075,137
Deferred revenue	160,412	251,755
Lease liability, current portion	160,000	160,000

Total current liabilities	3,678,327	4,068,775

Note payable less current portion	–	8,090
Deferred revenue – long term	31,277	31,277
Long term lease liability	64,000	172,000

Total liabilities	3,773,604	4,280,142

Commitments and contingencies (note 7)

Stockholders` equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 14,661,487 shares; outstanding 14,525,960 shares at September 28, 2024 and issued 14,601,487 shares; outstanding 14,519,215 shares at December 30, 2023	146,615	146,015
Preferred stock, no shares issued or outstanding	–	–
Additional paid-in capital	40,520,215	40,180,893
Accumulated other comprehensive income	17,446	–
Accumulated deficit	(24,895,093)	(22,754,796)
Less cost of 135,527 common shares repurchased at September 28, 2024 and 82,272 common shares repurchased at December 30, 2023	(340,138)	(250,138)

Total stockholders` equity	15,449,045	17,321,974

Total liabilities and stockholders` equity	$19,222,649	$21,602,116